EXHIBIT (g)

INVESTMENT MANAGEMENT AGREEMENT

STONE RIDGE LONGEVITY RISK PREMIUM FIXED INCOME MASTER TRUST 2045

This INVESTMENT MANAGEMENT AGREEMENT, dated and effective as of March 5, 2020 (the “Agreement”), is between Stone Ridge Asset Management LLC, a Delaware limited liability company (the “Investment Manager”), and Stone Ridge Longevity Risk Premium Fixed Income Master Trust 2045, a Delaware statutory trust (the “Trust”), on behalf of its series, Stone Ridge Longevity Risk Premium Fixed Income Master Fund 2045 (the “Fund”).

In consideration of the mutual covenants contained in this Agreement, it is agreed as follows:

1.	Appointment.

The Trust appoints the Investment Manager to provide the investment advisory services to the Fund and to provide or procure the supervisory, administrative and other services for the period and on the terms set forth in this Agreement, and the Investment Manager accepts such appointment.

2.	Authority and Duties of the Investment Manager.

(a)(i)

Investment Advisory Services. The Investment Manager, or an affiliate of the Investment Manager (“Investment Manager Affiliate”), to the extent permitted by applicable laws, rules and regulatory interpretations, agrees to furnish continuously an investment program for the Fund. In this regard the Investment Manager will manage the investment and reinvestment of the Fund’s assets, determine what investments will be purchased, held, sold or exchanged by the Fund and what portion, if any, of the assets of the Fund will be held uninvested, and continuously review, supervise and administer the investment program of the Fund.

(a)(ii)

The Trust constitutes and appoints the Investment Manager as the Fund’s true and lawful representative and attorney-in-fact, with full power of delegation (to any one or more permitted sub-advisers), in the Fund’s name, place and stead, to make, execute, sign, acknowledge and deliver all subscription and other agreements, contracts and undertakings on behalf of the Fund as the Investment Manager may deem necessary or advisable for implementing the investment program of the Fund by purchasing, selling and redeeming its assets and placing orders for such purchases and sales. Any delegation of duties pursuant to this paragraph shall comply with all applicable provisions of Section 15 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the rules thereunder, except to the extent otherwise permitted by any exemptive order of the Securities and Exchange Commission, or similar relief, and requirements under Commodity Futures Trading Commission (“CFTC”) rules and guidance.

(a)(iii)

The Fund may delegate to the Investment Manager, subject to revocation at the discretion of the Board of Trustees of the Trust, the responsibility for voting proxies relating to the Fund’s portfolio securities pursuant to written proxy voting policies and procedures established by the Investment Manager. Notwithstanding such delegation, with respect to securities issued by an investment vehicle or fund in which the Fund may invest and that is managed by the Investment Manager, or an Investment Manager Affiliate, the Fund will reserve the right, and will not delegate responsibility to the Investment Manager, to vote any proxies relating to such securities, pursuant to applicable law including the Investment Company Act.

(a)(iv)

The Investment Manager agrees that it will discharge its responsibilities under this Agreement with respect to the Fund subject to the supervision of the Board of Trustees of the Trust and in accordance with the terms hereof, the Trust’s Agreement and Declaration of Trust and Bylaws, the investment objectives, policies, guidelines and restrictions of the Fund, the Investment Company Act, the applicable rules and regulations of the Securities and Exchange Commission and other applicable federal and state laws, the rules of any self-regulatory agency and any policies determined by the Trust’s Board of Trustees, all as from time to time in effect.

(a)(v)

Subject to the prior approval of a majority of the Trustees, including a majority of the Trustees who are not “interested persons” of the Fund and, to the extent required by the Investment Company Act and the rules and regulations thereunder, subject to any applicable guidance, exemptive order or interpretation of the Securities and Exchange Commission or its staff, by the shareholders of the Fund, the Investment Manager may, from time to time, delegate to a sub-adviser any of the Investment Manager’s duties under this Agreement, including the management of all or a portion of the assets being managed. In all instances, however, the Investment Manager must oversee the provision of delegated services, the Investment Manager must bear the separate costs of employing any sub-adviser (provided that the Fund will remain responsible for its own expenses, as described in Section 4 below), and no delegation will relieve the Investment Manager of any of its obligations under this Agreement. The Investment Manager agrees that it will not exercise investment power with respect to any investments in equity securities, including any equity securities within the meaning of Rule 13d-1 under the Securities Exchange Act of 1934, as amended, made on the Fund’s behalf by any sub-adviser retained by the Investment Manager in accordance with this Section 2(a)(v).

(b)	Supervisory and Administrative Services. The supervisory and administrative services to be provided by the Investment Manager shall include the following for the Fund:

(b)(i)

The Investment Manager shall supervise and coordinate matters relating to the operation of the Fund, including any necessary coordination among the custodian, administrator, fund accountant, and transfer agent, accountants, attorneys, auction agents, and other parties performing services or operational functions for the Fund.

(b)(ii)

The Investment Manager shall provide, or cause a third party to provide, the Fund, at the Investment Manager’s expense, with adequate personnel, office space, communications facilities, and other facilities necessary for the operations of the Fund as contemplated in this Agreement as well as provide, or cause a third party to provide, the Fund, at the Investment Manager’s expense, with the services of a sufficient number of persons competent to perform such supervisory and administrative and clerical functions as are necessary for compliance with federal securities laws and other applicable laws.

(b)(iii)	The Investment Manager shall maintain or supervise the maintenance by third parties of such books and records of the Fund as may be required by applicable federal or state law.

(b)(iv)	The Investment Manager, or an Investment Manager Affiliate, to the extent permitted by applicable laws, rules and regulatory interpretations, shall provide, or shall cause a third party to provide, information and services for the benefit of the Fund’s shareholders, including investor services and administrative assistance.

(b)(v)

The Investment Manager shall pay, at the expense of the Investment Manager, the following persons to provide services to the Fund: (i) a custodian or custodians, and a foreign custody manager or foreign custody managers, if needed, to provide for the safekeeping of the Fund’s assets; (ii) an administrator; (iii) a transfer agent; and (iv) a fund accountant. The Investment Manager agrees to be party to the agreements between the Fund and the service providers referenced in this Section 2(b)(v) solely for the purpose of paying the fees to be paid to such service providers.

3.	Fees.

The Fund will pay to the Investment Manager, as compensation for the advisory, supervisory, administrative and other services rendered, facilities furnished, and expenses borne by the Investment Manager hereunder, a unified management fee (“Unified Management Fee”). The Unified Management Fee is accrued daily and payable monthly. The Unified Management Fee is calculated at the annual rate of 0.60% of the Fund’s average daily total assets less total liabilities, other than any liability represented by outstanding preferred shares. In the event the Investment Manager is not acting as such with respect to the Fund for an entire month, the Unified Management Fee payable by the Fund for the month shall be prorated to reflect the portion of the month in which the Investment Manager is acting as such under this Agreement. For the avoidance of doubt, the Investment Manager may, within its discretion, from time to time, waive and/or otherwise limit any portion of its fees and may pay to or reimburse the Fund for any other expenses of the Fund for any time period. In addition, the Investment Manager may recoup such fees and expenses in subsequent periods as may be disclosed to shareholders and approved by the Board of Trustees of the Trust.

4.	Expenses.

(a)

The Investment Manager shall pay all expenses of the Fund other than the expenses set forth in Section 4(b) below. The Investment Manager shall bear its own operating and overhead expenses attributable to its duties hereunder (such as salaries, bonuses, rent, office and administrative expenses, depreciation and amortization, and auditing expenses).

(b)(i)

The Fund will bear the following expenses: the Unified Management Fee; ordinary and recurring investment expenses, including all fees and expenses directly related to portfolio transactions and positions for the Fund’s account (including brokerage, clearing, and settlement costs), interest charges, custody or other expenses attributable to negative interest rates on investments or cash, borrowing and other investment-related costs and fees including interest and commitment fees, short dividend expense, acquired fund fees and expenses, and taxes; and expenses in connection with the filing of Form PQR. The Fund will pay any litigation and indemnification expenses, judgments and extraordinary expenses it may incur.

(c)

The Investment Manager will place orders either directly with the issuer or with brokers or dealers selected by the Investment Manager. In the selection of such brokers or dealers and the placing of such orders for the Fund, the Investment Manager will use its best efforts to obtain the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Investment Manager, bearing in mind the Fund’s best interests at all times, will consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. The Investment Manager will not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Investment Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Investment Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Investment Manager’s overall responsibilities with respect to the Fund and/or to other clients of the Investment Manager as to which the Investment Manager exercises investment discretion. In no instance, however, will the Fund’s portfolio securities be purchased from or sold to the Investment Manager, or any “affiliated person” thereof, except to the extent permitted by the Securities and Exchange Commission or by applicable law.

5.	Other Activities and Investments.

(a)

The Investment Manager and its affiliates and any of their respective members, partners, officers, and employees shall devote so much of their time to the affairs of the Fund as in the judgment of the Investment Manager the conduct of its business shall reasonably require, and none of the Investment Manager or its affiliates shall be obligated to do or perform any act or thing in connection with the business of the Fund not expressly set forth herein.

(b)

The services of the Investment Manager to the Fund are not to be deemed exclusive, and the Investment Manager is free to render similar services to others so long as its services to the Fund are not impaired thereby. To the extent that affiliates of, or other accounts managed by, the Investment Manager invest in underlying funds or other investment opportunities that limit the amount of assets and the number of accounts that they will manage, the Investment Manager may be required to choose between the Fund and other accounts or affiliated entities in making allocation decisions. The Investment Manager will make allocation decisions in a manner it believes to be equitable to each account. It is recognized that in some cases this may adversely affect the price paid or received by the Fund or the size or position obtainable for or disposed by the Fund. Nothing herein contained in this Section 5 shall be deemed to preclude the Investment Manager or its affiliates from exercising investment responsibility, from engaging directly or indirectly in any other business or from directly or indirectly purchasing, selling, holding or otherwise dealing with any securities of underlying funds or other investment opportunities for the account of any such other business, for their own accounts, for any of their family members or for other clients.

(c)

It is understood that any of the shareholders, Trustees, officers and employees of the Fund may be a shareholder, director, officer or employee of, or be otherwise interested in, the Investment Manager, and in any person controlled by or under common control with the Investment Manager, and that the Investment Manager and any person controlled by or under common control with the Investment Manager may have an interest in the Fund. It is also understood that the Investment Manager and any person controlled by or under common control with the Investment Manager may have advisory, management, service or other contracts with other organizations and persons and may have other interests and business.

6.	Reports and Other Information.

(a)

The Fund and the Investment Manager agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with respect to their affairs as each may reasonably request. The Investment Manager further agrees to furnish to the Fund, if applicable, the same such documents and information pertaining to any sub-adviser as the Fund may reasonably request.

(b)

Any records required to be maintained and preserved under CFTC rules and guidance and pursuant to the provisions of Rule 31a-1 and 31a-2 under the Investment Company Act which are prepared or maintained by the Investment Manager (or any sub-adviser or administrator) on behalf of the Fund are the property of the Fund and will be surrendered promptly to the Fund on request. The Investment Manager further agrees to preserve the necessary records in accordance with applicable law.

7.	Scope of Liability; Indemnification.

(a)

In the absence of willful misfeasance, bad faith or gross negligence on the part of the Investment Manager and any Investment Manager Affiliate, or reckless disregard of its obligations and duties hereunder, the Investment Manager and any Investment Manager Affiliate shall not be subject to any liability to the Fund or to any shareholder of the Fund, for any act or omission in the course of, or connected with, rendering services hereunder. The Fund shall, to the fullest extent permitted by law, indemnify and save harmless the Investment Manager, any Investment Manager Affiliate, their affiliates and any of their respective partners, members, directors, officers, employees or shareholders (the “Indemnitees”) from and against any and all claims, liabilities, damages, losses, costs and expenses, that are incurred by any Indemnitee and that arise out of or in connection with the performance or non-performance of or by the Indemnitee of any of the Investment Manager’s or Investment Manager Affiliate’s responsibilities hereunder, provided that an Indemnitee shall be entitled to indemnification hereunder only if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Fund; provided, however, that no Indemnitee shall be indemnified against any liability to the Fund or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the Indemnitee’s duties under this Agreement (“disabling conduct”). An Indemnitee is entitled to indemnification hereunder only upon (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Indemnitee was not liable by reason of disabling conduct or, (ii) in the absence of such a decision, a reasonable determination, based upon a review of readily available facts (as opposed to a full trial-type inquiry), that the Indemnitee was not liable by reason of disabling conduct by either (A) the vote of a majority of a quorum of the Trustees who are neither “interested persons” of the Fund nor parties to the proceeding or (B) legal counsel selected by a vote of a majority of the Board of Trustees of the Trust, further provided that such counsel’s determination be written and provided to the Board of Trustees.

(b)

Expenses, including reasonable counsel fees incurred by the Indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), shall be paid from time to time by the Fund in advance of the final disposition of a proceeding upon receipt by the Fund of an undertaking by or on behalf of the Indemnitee to repay amounts so paid to the Fund if it is ultimately determined that indemnification of such expenses is not authorized under this Agreement. As used in this Agreement, the term “interested person” shall have the same meaning set forth in the Investment Company Act.

8.	Independent Contractor.

For all purposes of this Agreement, the Investment Manager shall be an independent contractor and not an employee or dependent agent of the Fund; nor shall anything herein be construed as making the Fund a partner or co-venturer with the Investment Manager or any of its affiliates or clients. Except as provided in this Agreement, the Investment Manager shall have no authority to bind, obligate or represent the Fund.

9.	Term; Termination; Renewal.

This Agreement shall become effective as of the date of its execution, and

(a)

unless otherwise terminated, this Agreement shall continue in effect for two years from the date of execution, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the members of the Board of Trustees of the Trust who are not “interested persons” of the Trust or the Investment Manager, cast in person at a meeting called for the purpose of voting on such approval;

(b)

this Agreement may at any time be terminated on sixty days’ written notice to the Investment Manager either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund;

(c)	this Agreement shall automatically terminate in the event of its assignment; and

(d)	this Agreement may be terminated by the Investment Manager on sixty days’ written notice to the Fund.

Termination of this Agreement pursuant to this Section 9 shall be without the payment of any penalty. For purposes of this Section 9, the terms “assignment,” “interested persons,” and “vote of a majority of the outstanding voting securities” shall have their respective meanings defined in the Investment Company Act, subject, however, to such exemptions or no-action positions as may be granted by the Securities and Exchange Commission or its staff under the Investment Company Act.

10.	Amendment; Modification; Waiver.

This Agreement shall not be amended, nor shall any provision of this Agreement be considered modified or waived, unless evidenced by a writing signed by the parties hereto, and in compliance with applicable provisions of the Investment Company Act.

11.	Use of the Name “Stone Ridge.”

Each of the Trust and the Fund acknowledges and agrees that, as between it and the Investment Manager, the Investment Manager owns and controls the term “Stone Ridge.” The Investment Manager grants to each of the Trust and the Fund a royalty-free, non-exclusive license to use the name “Stone Ridge” in its name for the duration of this Agreement and any extensions or renewals thereof. Such license may, upon termination of this Agreement, be terminated by the Investment Manager, in which event the Trust and the Fund shall promptly take whatever action may be necessary (including calling a meeting of the Trust’s Board of Trustees or the Fund’s shareholders) to change its name and to discontinue any further use of the name “Stone Ridge” in the name of the Trust and the Fund or otherwise. The name “Stone Ridge” may be used or licensed by the Investment Manager in connection with any of its activities, or licensed by the Investment Manager to any other party.

12.	License to Proprietary Technology

The Investment Manager owns and controls certain intellectual property rights to certain inventions relating to proprietary structures, models, methodologies, and strategies used in connection with the Fund and described in one or more pending patent applications (collectively, the “Proprietary Technology”). Each of the Trust and the Fund acknowledges and agrees that, as between it and the Investment Manager, the Investment Manager owns and controls the Proprietary Technology. The Investment Manager grants to each of the Trust and the Fund a royalty-free, non-exclusive license to use the Proprietary Technology for the duration of this Agreement, and any extensions or renewals thereof, solely in connection with the operation, management, and administration of the Trust and the Fund. Such license shall, immediately upon termination of this Agreement, be deemed terminated by the Investment Manager, in which event the Trust and the Fund shall promptly take whatever action may be necessary (including calling a meeting of the Trust’s Board of Trustees or the Fund’s shareholders) to discontinue any use of the Proprietary Technology in connection with the Trust and the Fund.

13.	Notices.

Except as otherwise provided herein, all communications hereunder shall be in writing and shall be delivered by mail, hand delivery or courier, or sent by facsimile or electronically to the requisite party, at its address as specified by such party.

14.	Governing Law.

This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York which are applicable to contracts made and entirely to be performed therein, without regard to the place of performance hereunder.

15.	Fund Obligations.

This Agreement is made by the Trust, on behalf of the Fund, and executed on behalf of the Trust by an officer of the Trust, and the obligations created hereby are not binding on any of the shareholders, Trustees, employees or agents, whether past, present, or future, of the Trust or the Fund individually, but bind only the assets and property of the Fund.

16.	Counterparts.

This Agreement may be executed in multiple counterparts all of which counterparts together shall constitute one agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

STONE RIDGE ASSET MANAGEMENT LLC

By:	/s/ Ross Stevens
Name: Ross Stevens
Title: Chief Executive Officer

STONE RIDGE LONGEVITY RISK PREMIUM FIXED INCOME MASTER TRUST 2045, solely with respect to its series, Stone Ridge Longevity Risk Premium Fixed Income Master Fund 2045

By:	/s/ Lauren D. Macioce
Name: Lauren D. Macioce
Title: Secretary